Exhibit 10.1

RESIGNATION AND GENERAL RELEASE AGREEMENT

This Resignation and General Release Agreement (the “Agreement”) is made as of the date subscribed below, by and between Tim Hart (“Hart”) and SeraCare Life Sciences, Inc. (“Company”).

RECITALS

A. WHEREAS, Hart was employed by Company as Chief Financial Officer; and

B. WHEREAS, Hart desires to resign as Chief Financial Officer, and Hart and the Company mutually desire to set forth the parties’ rights and obligations upon such resignation.

NOW, THEREFORE, in consideration of the above recitals and for other good and valuable consideration, the sufficiency of which is hereby acknowledged, and intending to be legally bound, Hart and Company agree as follows:

1. Resignation. Hart hereby resigns his position as Chief Financial Officer for Company and as an officer of the Company and its subsidiary and affiliated businesses effective February 14, 2005 (“Resignation Date”). Except as otherwise provided in this Agreement, all benefits and perquisites of employment as Chief Financial Officer ceased as of the Resignation Date. Hart and the Company acknowledge that they have no further employment or contractual relationship except as may arise out of this Agreement. Hart acknowledges that he has received all amounts owed for his regular and usual salary as Chief Financial Officer, and his usual benefits and accrued but unused vacation through the Resignation Date.

2. Severance. In consideration for the covenants undertaken and releases given herein by Hart, and provided that Hart (a) executes this Agreement, (b) is not in breach or default of this Agreement and (c) has performed all of his obligations under this Agreement, Company shall pay to Hart a lump sum payment in a total gross amount of Twenty Thousand Dollars and No Cents ($20,000.00). Such payment shall be paid within 10 days following Hart’s execution of this Agreement. Such payment is for and in lieu of any other payments or benefits (and none shall accrue) beyond the Resignation Date.

3. Stock Options. That certain stock option granted by the Company to Hart on or about October 28, 2003 to purchase 20,000 shares of the Company’s common stock at a per share exercise price of $8.19 is hereby terminated. Hart shall have no further rights with respect thereto or in respect thereof. Notwithstanding anything to the contrary in the Company’s 2001 Stock Incentive Plan, the following rules shall apply with respect to that certain stock option granted by the Company to Hart on or about June 4, 2003 to purchase 20,000 shares of the Company’s common stock at a per share exercise price of $4.05: (1) Hart shall continue to vest in such option in accordance with its stated vesting schedule as though his employment by the Company had not terminated, (2) Hart shall have 90 days from the date that such option becomes fully vested to exercise such option (subject to earlier termination pursuant to the Company’s

2001 Stock Incentive Plan in the event of a change in control or similar event), (3) the option, to the extent not exercised at the end of such 90-day period, shall terminate and Hart shall have no further rights with respect thereto or in respect thereof, and (4) the other terms and conditions of the option shall continue to apply.

4. Releases.

a. Release by Hart. In consideration of the covenants undertaken herein by the Company, and except for those obligations created by or arising out of this Agreement, Hart, on his own behalf and on behalf of his descendants, dependents, heirs, executors, administrators, assigns and successors, does hereby covenant not to sue and acknowledges full and complete satisfaction of and hereby releases, absolves and discharges the Company and its heirs, successors and assigns, parent, subsidiaries, divisions and affiliated corporations, past and present, as well as its and their trustees, directors, officers, agents, attorneys, insurers and employees, past and present, and each of them (hereinafter collectively referred to as “Releasees”), with respect to and from any and all claims, demands, liens, agreements, contracts, covenants, actions, suits, causes of action, wages, obligations, debts, expenses, attorneys’ fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which Hart now owns or holds or has at any time heretofore owned or held as against said Releasees, or any of them, arising out of or in any way connected with his employment relationship with the Company, or his resignation as an Chief Financial Officer, or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the date of this Agreement, including specifically but without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, as amended by the Older Worker’s Benefit Protection Act (“ADEA”), the Family and Medical Leave Act, the California Fair Employment and Housing Act, or the California Family Rights Act.

b. Release by Company. Except for those obligations created by or arising out of this Agreement, the Company hereby acknowledges full and complete satisfaction of and releases and discharges, and covenants not to sue, Hart from and with respect to any and all claims, agreements, obligations, losses, damages, injuries, demands and causes of action, known or unknown, suspected or unsuspected, arising out of or in any way connected with Hart’s employment relationship with or termination from the Company, or any other occurrences, actions, omissions or claims whatever, known or unknown, suspected or unsuspected, which the Company now owns or holds or has at any time heretofore owned or held as against Hart.

c. Section 1542 Waiver. It is a further condition of the consideration hereof and is the intention of the parties in executing this instrument that the same shall be effective as a bar as to each and every claim, demand and cause of action hereinabove specified and, in furtherance of this intention, the parties hereby expressly waive any and all rights or benefits conferred by the provisions of SECTION 1542 OF THE

CALIFORNIA CIVIL CODE and expressly consent that this Agreement shall be given full force and effect according to each and all of its express terms and conditions, including those relating to unknown and unsuspected claims, demands and causes of actions, if any, as well as those relating to any other claims, demands and causes of actions hereinabove specified. SECTION 1542 provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”

The parties acknowledge that he or it may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this settlement. Nevertheless, Hart and the Company hereby waive any right, claim or cause of action that might arise as a result of such different or additional claims or facts. Hart and the Company each acknowledge that they understand the significance and consequence of such release and such specific waiver of SECTION 1542.

5. ADEA Waiver. Hart agrees that he is releasing any and all claims for age discrimination under the ADEA, and any federal, state or local fair employment acts arising up to the date of the execution of this Agreement and that (i) he is receiving consideration beyond that he otherwise would have been entitled to receive before signing this Agreement; (ii) Hart is hereby advised to consult an attorney of his choice prior to the execution of this Agreement; (iii) Hart has been given twenty-one (21) days from the date of receipt of this Agreement to decide whether or not to execute it, and knowingly and voluntarily chose to waive the 21-day period as evidenced by his execution of Acknowledgment and Waiver attached hereto as Exhibit 1; and (iv) Hart has seven (7) days from the execution of this Agreement to revoke its execution and this Agreement will become null and void if Hart elects revocation during that time. Any revocation must be in writing and must be received by the Company during the seven-day revocation period. In the event that Hart exercises his right of revocation, neither Hart nor the Company will have any obligations under this Agreement.

6. No Admission of Liability. While this Agreement resolves all issues between Hart and the Company, as well as any future effects of any acts or omissions, it does not constitute an admission by the Company or Hart of any violation of any federal, state or local law, ordinance or regulation or of any violation of the Company’s policies or procedures or of any liability or wrongdoing whatsoever. Neither this Agreement nor anything in this Agreement shall be construed to be or shall be admissible in any proceeding as evidence of liability or wrongdoing by the Company or Hart. This Agreement may be introduced, however, in any proceeding to enforce the Agreement. Such introduction shall be pursuant to an order protecting its confidentiality.

7. Confidential Information. Hart acknowledges that by reason of his position with the Company, he has been given access to confidential, proprietary or private materials or information respecting the Company’s and its participants’ affairs. Hart represents that he has held all such information confidential and will continue to do so, and that he will not use such information without the prior written consent of the Company. In addition, Hart warrants and represents that he has returned to the Company all documents (including copies) within his possession or control which contain any such information.

8. No Transferred Claims. Hart warrants and represents that he has not heretofore assigned or transferred to any person not a party to this Agreement any released matter or any part or portion thereof and Hart shall defend, indemnify and hold harmless the Company from and against any claim (including the payment of attorneys’ fees and costs actually incurred whether or not litigation is commenced) based on or in connection with or arising out of any such assignment or transfer made, purported or claimed.

9. Non-Disparagement. Hart agrees that he shall not directly or indirectly, make or ratify any statement, oral or written, to any person that (i) disparages the Company, its subsidiaries or its officers and directors, past and present, and each of them, or (ii) has the purpose or effect of interfering with the Company’s business. The Company agrees that none of its directors or officers shall directly or indirectly make or ratify any statement, oral or written, to any person that disparages Hart.

10. Cooperation. All parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the basic terms and intent of this Agreement and which are not inconsistent with its terms. Hart shall not assist, cooperate or otherwise participate in the assertion of any claims of any kind against the Company by any other person or entity, provided, however, that it shall not be a breach of this provision for Hart to testify truthfully if compelled by subpoena or other court order. Hart agrees to notify the Company’s Chief Executive Officer within a reasonable period of time after he has learned of any subpoena or other court order seeking to compel his testimony in any proceeding involving the Company. Hart also agrees to cooperate with the Company in any actual or threatened litigation that arises against or brought by the Company that relates to, or involves, Hart’s employment with the Company, including but not limited to participating in interviews with the Company’s counsel to assist the Company in any such litigation. After the Resignation Date, except as requested by the Company or as required by law, Hart shall not comment upon any threatened or pending claim or litigation (including investigations or arbitrations) involving the Company.

11. Warranty Regarding Taxes. Hart agrees that Hart shall be exclusively liable for the payment of all federal and state taxes which may be due as the result of the consideration received from the settlement of disputed claims as set forth herein and Hart hereby represents that Hart shall make payments on such taxes at the time and in the amount required of Hart.

12. Complete Agreement. This Agreement constitutes and contains the entire agreement and understanding concerning Hart’s employment with the Company, resignation as Chief Financial Officer, and the other subject matters addressed herein between the parties, and supersedes and replaces all prior negotiations and all agreements proposed or otherwise, whether written or oral, concerning the subject matter hereof. This is an integrated document.

13. Severability. If any provision of this Agreement or the application thereof is held invalid, the invalidity shall not affect other provisions or applications of the Agreement which can be given effect without the invalid provisions or applications and to this end the provisions of this Agreement are declared to be severable.

14. Choice of Law. This Agreement shall be deemed to have been executed and delivered within the State of California, and the rights and obligations of the parties hereunder shall be construed and enforced in accordance with, and governed by, the laws of the State of California without regard to principles of conflict of laws.

15. Waiver. No waiver of any breach of any term or provision of this Agreement shall be construed to be, or shall be, a waiver of any other breach of this Agreement. No waiver shall be binding unless in writing and signed by the party waiving the breach.

16. Section Headings. Section and other headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

17. Arbitration. Any dispute or controversy arising out of interpretation or enforcement of this Agreement shall be settled exclusively by arbitration with JAMS in San Diego County, California, in accordance with the rules of JAMS then in effect. If JAMS is unable or unwilling to provide arbitration services in such an instance, the arbitration will be conducted through AAA. Judgment may be entered on the arbitrator’s award in any court having jurisdiction and reasonable attorneys’ fees will be awarded to the prevailing party.

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I have read and understand the consequences of this Agreement and voluntarily sign it. I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this 22nd day of February 2005, at San Diego County, California.

“Hart”

/s/ Tim Hart
Tim Hart

EXECUTED this 22nd day of February 2005, at San Diego County, California.

“Company”

SERACARE LIFE SCIENCES, INC.

By	/s/ Jerry L. Burdick
Its	Secretary

Exhibit 1

ACKNOWLEDGMENT AND WAIVER

I, Tim Hart, hereby acknowledge that I was given 21 days to consider the foregoing Agreement and knowingly and voluntarily, after consulting with legal counsel of my choice, chose to sign the Agreement prior to the expiration of the 21-day period.

I declare under penalty of perjury under the laws of the State of California that the foregoing is true and correct.

EXECUTED this 22nd day of February 2005, at San Diego County, California.

/s/ Tim Hart
Tim Hart